Exhibit 99(e)(1)(i)

EXHIBIT A

to

DISTRIBUTION AGREEMENT

Funds

(updated October 8, 2026)

Genter Capital Dividend Income ETF

Genter Capital International Dividend ETF

Genter Capital Municipal Quality Intermediate ETF

Genter Capital Taxable Quality Intermediate ETF

Indexperts Gorilla Aggressive Growth ETF

Indexperts Quality Earnings Focused ETF

Indexperts Yield Focused Fixed Income ETF

Langar Global HealthTech ETF

North Shore Equity Rotation ETF

Obra Defensive High Yield ETF

Obra High Grade Structured Products ETF

Obra Opportunistic Structured Products ETF

Select STOXX Europe Aerospace & Defense ETF

Tuttle Capital AI Bottleneck ETF

Tuttle Capital Inverse ESG ETF

UVA Unconstrained Medium-Term Fixed Income ETF

WarCap Unconstrained Equity ETF

 A-1